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                                                               Exhibit 23(h)(1)

Execution Copy                                               Lincoln VIP Trust

                 FUND ACCOUNTING AND FINANCIAL ADMINISTRATION
                              SERVICES AGREEMENT

   THIS AGREEMENT is made as of the 1/st/ day of October, 2007 (the "Effective Date") by and between MELLON BANK, N.A. (referred to herein as "Mellon"), a national banking association having its principal place of business at 500 Grant Street, Pittsburgh, PA 15258, and LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (referred to herein as the "Fund"), a Delaware statutory trust having its principal place of business at 1300 Clinton Street, Fort Wayne, IN 46802, on behalf of its Portfolios (as defined below).

   WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940 (the "1940 Act"), and is classified as an open-end management investment company, unless otherwise noted;

   WHEREAS, Mellon is engaged in the fund accounting and financial administration services business; and

   WHEREAS, the Fund desires that Mellon perform the fund accounting, financial administration and related services described in this Agreement for the Fund, and Mellon is willing to perform such services on the terms and conditions set forth in this Agreement.

   NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Fund and Mellon agree as follows:

   1. Services

   A. Mellon shall perform for the Fund and its series (including all share classes) listed in Schedule A to this Agreement, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement ("Services").

   The Fund may add a Fund series and/or class to this Agreement by providing written notice to Mellon at least four (4) months prior to the addition of the Fund series and/or class; provided that, in the case where the Fund series and/or class proposes to follow an investment strategy that is materially different from the investment strategies followed by any other Fund series and/or class under this Agreement or to make an investment that is not in the same asset class as investments made by another Fund series and/or class, the Fund must provide written notice to Mellon at least six (6) months prior to the addition of the Fund series and/or class and obtain the prior written consent of Mellon. Such addition must be evidenced by amending Schedule A. The Fund may delete a Fund series and/or class to this Agreement by providing written notice to Mellon at least three (3) months prior to the deletion of the Fund series and/or class. Such deletion must be evidenced by amending Schedule A. Each existing and future

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series of the Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a "Portfolio."

   Mellon may perform other services for the Fund only upon terms, conditions and compensation that Mellon and the Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B.

   B. Mellon may enter into additional agreements with the Fund or its designated service provider from time to time with respect to: (i) certain operational functions that Mellon will perform in connection with this Agreement; and (ii) performance measures pursuant to which Mellon will be expected to provide the Services (the "Service Level Documents"). The Service Level Documents will be designed to provide operational guidance and performance metrics information that may be used by the Fund and Mellon to assist in the delivery of the Services and to measure Mellon's performance in providing the Services. The Fund and Mellon agree that the Service Level Documents will reflect the division of operational functions between or among the Fund, its agents and Mellon, and specific performance measures for Mellon, rather than imposing specific contractual obligations under this Agreement. Notwithstanding the foregoing, (i) Mellon's material and systemic failure to perform its operational functions or to satisfy the performance measures pursuant to the Service Level Documents may be considered a material breach of the "For Cause" provisions described in Section 3.B of this Agreement; (ii) the Service Level Documents may provide remedies for the failure to satisfy the operational functions or performance measures contemplated thereunder that are separate and apart from any right that the Fund or Mellon may exercise under this Agreement; and (iii) Mellon's performance or non-performance of the Services, separate and apart from the operational functions and performance measures reflected in any Service Level Document, may give rise to any remedies that the Fund may assert against Mellon under the terms of this Agreement.

   C. Mellon's present intention is to utilize the Eagle STAR/PACE platform as its fund accounting platform, with the understanding of the parties that Mellon reserves the right to utilize other accounting platform(s) that allow(s) Mellon to perform the Services at a quality and level equivalent to the quality and level set forth in the Service Level Documents. Mellon shall be responsible for the costs and expenses incurred by Mellon and the Fund for converting from the Eagle STAR/PACE platform to other accounting platform(s) in accordance with this subparagraph C.

   2. Compensation and Expenses

   A. In return for performing the Services, the Fund shall compensate Mellon as set forth in this Section and in Schedule C to this Agreement. Fees due will be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement's termination date.

   B. The Fund will pay all of its own expenses that are incurred in the Fund's operation and not specifically assumed by Mellon. Expenses to be borne by the Fund include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Fund's independent registered public accounting

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firm ("Independent Accountant") and the Fund's outside legal and tax counsel
(including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and any review of reports and materials prepared by Mellon under this Agreement); costs of any services contracted for by the Fund directly from parties other than Mellon; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to its operation; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by Mellon; the salary and expenses of any officer, director/trustee or employee of the Fund who is not also a Mellon employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Fund's registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SARs, Form N-Q, Form N-PX, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Fund.

   C. The Fund agrees to reimburse Mellon for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:

      (i) the electronic transmission expenses incurred by Mellon in communicating with the Fund, the Fund's investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, dealers or others as required for Mellon to perform the Services, if an Authorized Person requests such electronic transmission and provides Mellon with prior written approval;

      (ii) the costs of creating microfilm, microfiche or electronic copies of Fund records, and the costs of storage of paper and electronic copies of Fund records; provided, that Mellon must obtain the prior written approval of an Authorized Person if such costs for the Fund exceed $7,500 in any calendar year;

      (iii) the charges for services provided by vendors set forth in Schedule
   D;

      (iv) any additional expenses incurred by Mellon at the written direction of an Authorized Person;

      (v) any additional expenses reasonably incurred by Mellon in the performance of the Services, provided that, (a) if any individual expense is less than $1,000, Mellon shall provide prior written notice to the Fund to the extent practicable, and (b) if any individual expense is $1,000 or more, Mellon must obtain the prior written approval of an Authorized Person of the Fund; and

      (vi) in the event that Mellon is requested or authorized by the Fund or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as Mellon is

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   not the subject of the investigation or proceeding in question, the Fund will reimburse Mellon for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests. In addition, when non-routine, extensive or extraordinary productions or investigations occur, Mellon will notify the Fund (as soon as reasonably practicable) and the Fund will reimburse Mellon for its personnel's professional time (at Mellon's standard billing rates or other mutually agreed upon rates).

   D. Mellon shall be entitled to receive the following amounts:

      (i) Any systems development and project fees for new or enhanced products or services requested by the Fund (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon in advance by an Authorized Person; and

      (ii) Ad hoc reporting fees billed at an agreed upon rate.

   E. Mellon will bill the Fund on a monthly basis for the fees and expenses owed to Mellon by the Fund under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by Mellon and the Fund. Mellon shall send such invoice to the Fund no later than fifteen
(15) days after the last day of each month; provided, however, that the failure by Mellon to do so shall not be considered a breach of this Agreement. The Fund shall pay such invoice within fifteen (15) days of receipt of such invoice by the Fund. Any undisputed fees or expenses that are not paid by the Fund within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. No Fund shall dispute the minimum fees set forth in Schedule C. If any fees over and above the minimum fees set forth in Schedule C or any expenses are disputed by the Fund, Mellon and the Fund shall work together in good faith to resolve the dispute promptly.

   F. Mellon will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees, directors or officers. In the event that Mellon is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Fund ("Mellon Services Inquiry"), and if Mellon requests that the Fund provide, or if the Fund is required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then Mellon will reimburse the Fund for its actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in responding to these requests. Furthermore, if the Mellon Services Inquiry is non-routine, extensive or extraordinary, then Mellon will reimburse the Fund for its personnel's professional time at mutually agreed upon rates.

   3. Length and Termination of Agreement

   A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of seven (7) years (the "Initial Term"). Unless otherwise terminated in accordance with its terms, Mellon shall either (i) request that this Agreement be extended for an additional

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three (3) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be), in either case by sending a written notice of its intent to the Fund no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be). If Mellon requests that this Agreement be extended for an additional three (3) year period and the Fund does not reject such request in writing to Mellon by the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall be extended for an additional three (3) year period (a "Renewal Term"). If either (a) Mellon indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Fund no later than three (3) months prior to the fifth anniversary of the Effective Date of the Initial Term or the first anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Fund responds to Mellon's request to extend for an additional three (3) year period by rejecting such request in writing to Mellon no later than the sixth anniversary of the Effective Date of the Initial Term or the second anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall terminate upon the expiration of the Initial Term or such Renewal Term (as the case may be).

   B. This Agreement may be terminated by the following party or parties, as the case may be, for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties, as the case may be, of the reason for such termination:

      (i) NonRenewal: Mellon or the Fund may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;

      (ii) Mutual Agreement: Mellon and the Fund may mutually agree in writing to terminate this Agreement at any time;

      (iii) "For Cause": (a) Mellon may terminate this Agreement "For Cause," as defined below, by providing the Fund with written notice of termination "For Cause" at least 60 days prior to the date of termination of this Agreement, or (b) the Fund may terminate this Agreement with respect to the Fund "For Cause," as defined below, by providing Mellon with written notice of termination "For Cause" at least 60 days prior to the date of termination of this Agreement with respect to the Fund;

      (iv) Failure to Pay: Mellon may terminate this Agreement if Mellon has notified the Fund that it has failed to pay Mellon any undisputed amounts when due under this Agreement and the Fund has failed to cure such default within 30 days of receipt of such notice (or, if the Fund has disputed in good faith any fees over and above the minimum fees set forth in Schedule C or any expenses, upon final resolution of such dispute); or

      (v) Termination of Custody Agreement: Mellon may terminate this Agreement with respect to the Fund if the Fund terminates its custody agreement with Mellon or any of its affiliates following either (a) a change in the Fund's investment adviser (other than a change in the Fund's investment adviser to another investment adviser that is under common ownership with the Fund's investment adviser or its successor) or (b) a sale (whether by a merger

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   or a sale of the stock or assets) of the Fund's investment adviser (other than a sale of the Fund's investment adviser to another entity that is under common ownership with the Fund's investment adviser or its successor) or its parent company, by providing the Fund with written notice of such termination at least 60 days prior to the date of termination of this Agreement with respect to the Fund (which termination date will be extended by Mellon if, but only if and to the same extent that, the date of termination of its custody agreement is extended by the Fund). For purposes of this subparagraph (v) only, the term "investment adviser" does not include any subadviser.

   For purposes of subparagraph (iii) above, "For Cause" shall mean:

      (a) a material breach of this Agreement by any other party or parties, as the case may be, that has not been remedied for 30 days following written notice by the terminating party that identifies in reasonable detail the alleged failure of the other party or parties, as the case may be, to perform, provided that if such default is capable of being cured, then the other party or parties, as the case may be, are entitled to such longer period as may reasonably be required to cure such default if the other party or parties, as the case may be, have commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

      (b) when any other party or parties, as the case may be, commit any act or omission that constitutes gross negligence, willful misconduct, fraud or reckless disregard of its or their duties under this Agreement and that act or omission results in material adverse consequences to the terminating party;

      (c) a final, unappealable judicial, regulatory or administrative ruling or order in which any other party or parties, as the case may be, have been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the Services; or

      (d) when any other party or parties, as the case may be, shall make a general assignment for the benefit of its or their creditors or any proceeding shall be instituted by or against the other party or parties, as the case may be, to adjudicate it or them as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize the other party or parties, as the case may be, or protect or relieve its or their debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or them or for a substantial portion of its or their assets, which proceeding shall remain unstayed for sixty (60) days or the other party or parties, as the case may be, have taken steps to authorize any of the above actions or has become unable to pay its or their debts as they mature.

   C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Fund shall pay to Mellon on or before the effective date of such termination any undisputed and unpaid fees owed to, and shall reimburse Mellon for any

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undisputed and unpaid out-of-pocket costs and expenses owed to, Mellon under this Agreement prior to its termination.

   D. If either (i) the Fund terminates this Agreement during the Initial Term for any reason other than those specified in paragraph B. above, or (ii) Mellon terminates this Agreement during the Initial Term "For Cause" or the Fund's "failure to pay" under subparagraphs B(iii) or B(iv) of this Section, respectively, then the Fund shall make a one-time cash payment (a "Termination Fee") to Mellon on the effective date of such termination in an amount equal to
(w) $4,600,000 if the effective date of the termination of this Agreement is in the first two years of the Initial Term, (x) $3,500,000 if the effective date of the termination of this Agreement is in the third year of the Initial Term
(y) $2,300,000 if the effective date of the termination of this Agreement is in the fourth year of the Initial Term, or (z) $1,200,000 if the effective date of the termination of this Agreement is in the last three years of the Initial Term. In addition, the Fund shall reimburse Mellon promptly for any actual, provable, extraordinary, non-customary and direct costs and expenses (other than any Costs and Expenses) incurred by Mellon in connection with effecting such termination and converting the Fund to a successor service provider, including without limitation the delivery to such successor service provider, the Fund and/or other Fund's service providers any of the Fund's property, records, data, instruments and documents.

   The parties acknowledge and agree that, upon the occurrence of any of such events giving rise to a Termination Fee: (i) a determination of actual damages incurred by Mellon would be extremely difficult, (ii) the Termination Fee is intended to adequately compensate Mellon for damages incurred and is not intended to constitute any form of penalty, and (iii) the Termination Fee is intended to include the Costs and Expenses incurred by Mellon in connection with effecting such termination and converting the Fund to a successor service provider, including, without limitation, the delivery to such successor service provider, the Fund and/or other Fund service providers any of the Fund's property, records, data, instruments and documents. The parties further acknowledge and agree that, upon the occurrence of a significant change in the number of Funds or Portfolios during the Initial Term, they will discuss in good faith a possible adjustment to the Termination Fee; provided, however, that no party shall be obligated to agree to any such adjustment.

   E. If either (i) Mellon terminates this Agreement with respect to the Fund at any time for any reason other than those specified in paragraph B. above, or
(ii) the Fund terminates this Agreement with respect to the Fund at any time "For Cause" under subparagraph B(iii) of this Section, then Mellon shall reimburse the Fund for any Costs and Expenses incurred by the Fund in connection with converting the Fund to a successor service provider, including without limitation the delivery to such successor service provider, the Fund and/or other Fund's service providers any of the Fund's property, records, data, instruments and documents.

   F. If this Agreement is terminated (i) by Mellon and/or the Fund, as the case may be, at any time for "nonrenewal" or "upon mutual agreement" under subparagraphs B(i) and B(ii), respectively, (ii) by Mellon at any time for "termination of custody" under subparagraph B(v), (iii) by the Fund at any time after the Initial Term for any reason other than those specified in paragraph B above, or (iv) by Mellon at any time after the Initial Term "For Cause" or the Fund's "failure to pay" under subparagraphs B(iii) or B(iv) of this Section, respectively, the

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Fund shall reimburse Mellon promptly for any Costs and Expenses incurred by
Mellon in connection with effecting such termination and converting the Fund to a successor service provider, including without limitation the delivery to such successor service provider, the Fund and/or other Fund's service providers any of the Fund's property, records, data, instruments and documents.

   G. For purposes of this Section 3, "Costs and Expenses" incurred by a party shall mean any actual, provable, reasonable, customary and direct costs and expenses incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to personnel of Mellon or its Subcontractors that were not engaged by Mellon at the instruction of the Fund; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the instruction of the Fund and that cannot be transferred or redeployed by Mellon. For purposes of this Agreement, "Subcontractor" shall include any third party, whether affiliated or unaffiliated with Mellon, engaged by Mellon in connection with the performance of the Services.

   Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

   H. In the event that this Agreement is terminated by a party or the parties, as the case may be, the parties hereto agree to cooperate and act in good faith to ensure an orderly conversion of the Fund to a successor service provider with respect to the Services provided under this Agreement. Without limiting the generality of the foregoing sentence, Mellon agrees that, in the event this Agreement is terminated by a party or the parties, it will deliver the Fund's or the Fund's property, records, data, instruments and documents to the Fund, its successor service providers and/or its other service providers, as the case may be, in a non-proprietary, commercially-available format.

   I. The termination of this Agreement with respect to any Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio. Furthermore, if, following termination of this Agreement with respect to the Fund or any Portfolio, Mellon continues to perform any one or more of the Services with the express consent of the Fund or such Portfolio, then the provisions of this Agreement, including without limitation the provisions dealing with indemnification and compensation, shall continue in full force and effect.

   4. Amendments, Assignment and Delegation

   A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the affected parties. No party shall assign the rights or delegate the duties, or outsource a significant portion of the Services, pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

      (i) Mellon may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Fund;

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      (ii) Mellon shall provide written notice to the Fund before Mellon engages an unaffiliated third party to provide significant services or functions to assist Mellon in performing the Services under this Agreement;

      (iii) Mellon may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned subsidiary of The Bank of New York Mellon Corporation or its successor with timely notice to the Fund; and

      (iv) A Fund merger or reorganization that does not result in a change in the Fund's investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of the Fund under this Agreement shall not require Mellon's consent. For purposes of this subparagraph (iv) only, the term "investment adviser" does not include any subadviser.

   With respect to (i), (ii) and (iii) above, Mellon shall (a) be responsible for the acts or omissions of such persons, third parties and subsidiaries to the same extent as Mellon's own acts or omissions under this Agreement, (b) be responsible for the compensation of such persons, third parties and subsidiaries, and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, third parties and subsidiaries. However, if the Fund instructs Mellon to engage a Subcontractor for the performance of any of the Services, Mellon will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

   This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

   5. Documentation

   A. The Fund represents that it has provided or made available to Mellon (or has given Mellon an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

      (i) The Articles of Incorporation, Agreement and Declaration of Trust, Partnership Agreement, or other similar charter document, as relevant, evidencing the Fund's form of organization and any current amendments thereto;

      (ii) The By-Laws or procedural guidelines of the Fund;

      (iii) Any resolution or other action of the Fund or the Fund board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;

      (iv) A copy of a resolution of the Fund board appointing Mellon to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;

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      (v) A copy of the Fund's currently effective prospectus(es) and statement(s) of additional information ("Registration Statement") under the Securities Act of 1933 (the "1933 Act") and 1940 Act;

      (vi) Copies of all pertinent Fund policies and procedures that affect the Services, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and "as-of" processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist);

      (vii) Such other documents, certificates or opinions which Mellon reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld; and

      (viii) Any amendment, revocation or other document altering, adding, qualifying or repealing any document or authority called for under this Section.

   B. The Fund will provide Mellon with notice and/or a copy of any material amendment to the items set forth in this Section. Mellon will not be responsible for changing or conforming the Services to any such amendment until Mellon has received notice or a copy of such change, and the parties have negotiated in good faith to reach mutually agreeable terms applicable to such additional service(s) and have amended any affected Schedules.

   6. Representations and Warranties of the Fund

   The Fund represents and warrants the following:

   A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

   B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

   C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund's ability to perform its obligations under this Agreement. The Fund's performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

   D. The Fund will use commercially reasonable efforts to ensure that Mellon has sufficient access to the Fund's service providers, brokers, Independent Accountant and other authorized agents (each a "Fund Agent"), and related parties of any of them, in order to obtain the information Mellon will need to perform the Services; provided that, Mellon shall bear no liability with respect to the Fund Agent information to which Mellon had no access.

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   E. To the best of the Fund's knowledge, all the information relating to the
Fund given to Mellon in connection with the transactions contemplated by this Agreement is full, complete and accurate, and Mellon may reasonably rely on such information until it receives written notice from or on behalf of the Fund of any changes to such information.

   F. The Fund has provided Mellon with a current list of all approved independent pricing, fair value information, and other data information vendors that are to be used by Mellon in rendering the Services, as set forth in Schedule D to this Agreement, and the Fund will promptly reflect any changes to such list in a revised Schedule D.

   G. The Fund has appropriate procedures and agreements in place to protect the confidentiality of any non-public portfolio holdings information of the Fund that the Fund or its agents direct Mellon to disclose or transmit to third parties before the Fund publicly discloses such information.

   H. The Fund has the requisite amount and scope of fidelity bond coverage required by Rule 17g-1 under the 1940 Act, and has directors' and officers' errors and omissions insurance coverage.

   7. Representations and Warranties of Mellon

   Mellon represents and warrants to the Fund the following:

   A. Mellon is duly organized as a national banking association; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

   B. Mellon has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against Mellon; and Mellon has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

   C. There is no pending or threatened legal proceeding or regulatory action that would materially impair Mellon's ability to provide the Services. Mellon's performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which Mellon is a party or bound, and does not violate any applicable law to which Mellon is subject.

   D. Mellon has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which Mellon is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

   E. To the best of Mellon's knowledge, all the information relating to Mellon that Mellon or its authorized agents have given to the Fund in connection with the transactions contemplated by this Agreement is full, complete and accurate and the Fund may reasonably rely on such information until it receives written notice from Mellon of any changes.

   F. Mellon will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of Mellon's duties and responsibilities under this Agreement.

   G. Mellon has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to Mellon's delivery of the Services) to safeguard the Fund's records and data and Mellon's records, data, equipment facilities and other property that it uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and Mellon will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

   EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

   8. Standard of Care

   Mellon shall act in good faith and exercise reasonable care in performing the Services under this Agreement. Mellon's duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Mellon hereunder. In that regard, Mellon shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

   9. Indemnification and Limitation of Liability

   A. Except as set forth in subparagraph F. below, Mellon will not be liable to the Fund for any loss incurred by the Fund as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, Mellon under the Agreement in the absence of fraud, negligence or willful misconduct of Mellon or the reckless disregard of its duties under the Agreement.

   B. Except as set forth in subparagraph F. below, Mellon agrees to indemnify, defend, and hold harmless the Fund, its trustees, directors, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, "Losses") resulting directly and proximately from Mellon's fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.

   C. The Fund agrees to indemnify, defend and hold harmless Mellon, its trustees, directors, officers, employees, agents, and nominees and their respective successors and permitted assigns from and against any Losses resulting directly and proximately from Mellon's actions taken or omissions with respect to or in connection with the performance of the Services or based, if applicable, upon Mellon's reasonable reliance on information, records, instructions or requests reasonably believed to be accurate and genuine pertaining to the Services that are given or made to Mellon by the Fund, its investment adviser, or its designated service providers with which Mellon must interface in providing the Services; provided that this indemnification shall not apply to actions or omissions of Mellon involving fraud, negligence, willful misconduct, or reckless disregard in the performance of its duties under this Agreement.

   D. In order for these indemnification provisions to apply, each party seeking indemnification or to be held harmless shall fully and promptly advise each indemnifying party in writing of all pertinent facts concerning the situation in question. Each party seeking indemnification will use reasonable care to identify and notify each indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties, as the case may be, is materially prejudiced by such failure. As to any matter eligible for indemnification, each indemnified party shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of each indemnifying party, which consent shall not be withheld or delayed unreasonably.

   E. Each indemnifying party shall be entitled to participate in the defense at its own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party or parties elect to assume the defense, it shall be conducted by counsel of their choosing that is reasonably satisfactory to each indemnified party; each indemnified party shall bear the fees and expenses of any additional counsel it retains. If the indemnifying party or parties do not elect to assume the defense of such suit, they will reimburse each indemnified party for the reasonable fees and expenses of any counsel each indemnified party retains, which is reasonably satisfactory to such indemnifying party or parties. The indemnifying party or parties shall not effect any settlement without the consent of each indemnified party (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party or parties and relieves them of all fault.

   F. Mellon agrees to reimburse the Fund or its shareholders (including former shareholders) for any losses and reasonable reprocessing costs incurred by the Fund or its shareholders (including former shareholders) resulting directly and proximately from Mellon's negligence in calculating the net asset value per share ("NAV") for the Fund. Mellon's responsibility for reimbursing the Fund or its shareholders (including former shareholders) will be in accordance with and subject to the Fund's policies and procedures for addressing NAV errors set forth in the appropriate Service Level Document, including without limitation a materiality threshold of one (unrounded) whole cent per share per NAV error (or such other materiality threshold as agreed upon by the parties in the appropriate Service Level Document).

   Notwithstanding the foregoing, the parties acknowledge and agree that
(i) Mellon will obtain and rely (without independent verification) upon prices and quotes from authorized pricing, data and fair valuation information vendors as identified in Schedule D or otherwise authorized under this Agreement, and
(ii) Mellon will be without liability or responsibility for any errors or loss occasioned by such reliance on such vendors or any errors caused by or attributable to such vendors, subject to Mellon's material compliance with the tolerance checks set forth in the appropriate Service Level Document.

   G. Each party shall have a duty to mitigate damages for which the other party or parties may become responsible. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUND, MELLON, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   10. Books and Records, Disclosure, Retention, and Rights of Ownership

   A. Mellon shall maintain on behalf of the Fund all books and records which are customary or which are legally required to be kept in connection with Mellon's performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 under the 1940 Act ("Records"). Mellon will prepare and maintain the Records at the Fund's expense, and the Records shall be the Fund's property. Mellon will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act. Mellon will allow the Fund and its authorized persons and representatives to review the Records during Mellon's normal business hours or, upon reasonable notice, at such other reasonable times as the Fund may request.

   B. Mellon shall keep the Records confidential, except when: (i) disclosure is required by law, (ii) Mellon is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Mellon is requested to divulge such information by duly-constituted authorities or court process, or
(iv) as requested or authorized by the Fund (including pursuant to its policies and procedures regarding selective disclosure of non-public portfolio information). Mellon shall use commercially reasonable efforts to provide reasonable advance notice to the Fund and its administrator of requests for disclosure pursuant to items (i) - (iii) of the previous sentence, and to the extent reasonably practicable to secure instructions as to such inspection, but shall not be deemed to violate the confidentiality provisions of this Section or Section 11 if Mellon discloses such Records upon reasonable belief that it is obliged to do so by applicable law or regulatory authority.

   C. Upon and subject to payment of any undisputed and unpaid amounts owed to Mellon under this Agreement, Mellon may at its option at any time after termination of this Agreement, and shall promptly upon the Fund's demand or upon termination of this Agreement, turn over to the Fund or its designated agent, and cease to retain in Mellon's files, any Records created and maintained by Mellon pursuant to this Agreement which are no longer needed by Mellon in the performance of the Services or for its legal protection. If not so turned over to the Fund, such Records will be retained by Mellon, at the expense of the Fund (which shall be equal to the actual costs incurred by Mellon), for at least six (6) calendar years from the year of creation or for such other period of time as is required under applicable law. At the end of such period, such Records will be turned over to the Fund unless the Fund authorizes in writing the destruction of such Records.

   D. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of Mellon, or on behalf of Mellon by system providers or vendors used by Mellon, to perform the Services that are not Records are the sole and exclusive property of Mellon.

   11. Confidential Information; Trade Names, Trademarks and Service Marks

   A. "Confidential Information" of a party shall be maintained confidential by any other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Mellon, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Mellon a competitive advantage over its competitors;
(c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of the Fund; and (e) anything designated as confidential. Mellon shall maintain adequate safeguards to prevent the use of the Fund's non-public portfolio holdings information by Mellon, its employees and affiliates for any purpose other than performing the Services under this Agreement. Mellon also shall maintain adequate safeguards to limit the dissemination of the Fund's non-public portfolio holdings information to third parties in accordance with non-disclosure agreements with the particular Fund, Instructions pursuant to
Section 14, or directions of the Fund under Section 15.C. However, Confidential Information shall not be subject to such confidentiality obligations if it:
(a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party's knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to the Fund's Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted);
(f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

   B. Mellon also acknowledges Confidential Information includes nonpublic personal information about the Fund's customers ("Customer Information") that the Fund is required by Regulation S-P to keep confidential. Accordingly, Mellon agrees that, to the extent it receives such Customer Information, it shall not:

      (i) use or disclose Customer Information other than to carry out the purposes for which the Fund or one of its affiliates disclosed such Customer Information to Mellon; or

      (ii) disclose any Customer Information other than:

          (a) to Fund affiliates;

          (b) to Mellon affiliates, provided that such affiliates need the Customer Information to be able to provide the Services hereunder and shall be restricted in use and disclosure of the Customer Information to the same extent as Mellon;

          (c) to subcontractors of Mellon or the Fund, provided that such subcontractors need the Customer Information to be able to provide the Services hereunder and shall have entered into a confidentiality agreement no less restrictive than the terms hereof; and

          (d) to comply with federal, state or local laws, rules and other applicable legal requirements; to comply with a properly authorized civil, criminal, or regulatory investigation, or subpoena or summons by federal, state, or local authorities; or to respond to judicial process or government regulatory authorities having jurisdiction for examination, compliance, or other purposes as authorized by law (provided Mellon will promptly provide the Fund written notice of such requirement, to the extent such notice is permitted).

          For purposes of this paragraph, the term "affiliate" shall have the meaning set forth in Regulation S-P. To the extent any provisions of this paragraph conflict with other terms of this Agreement, this paragraph shall control.

   C. Neither party shall use the trade name, trademark or service mark of the other party without the prior written consent of the other party; provided, however, that (a) either party may use the trade name, trademark or service mark of the other party in connection with providing the Services under the Agreement, or (b) the Fund may use the trade name, trademark or service mark of Mellon in connection with their Registration Statements.

   12. Reports

   A. Mellon shall furnish reports to the Fund, its Fund Agents and to others that the Fund designates in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by Mellon, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto. The Fund agrees to examine each report promptly and will communicate or cause to be communicated any errors or discrepancies therein. If there are errors or discrepancies in a report (except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination) that are not so reported promptly, then a report will for all purposes be accepted by and binding on the Fund and any other recipient, absent fraud, negligence, willful misconduct, or reckless disregard of Mellon's duties under this Agreement, and Mellon shall have no further responsibility with respect to such report other than to correct and revise it.

   B. For the two month period ending on December 31, 2007, Mellon shall cause its auditors to perform a Type I SAS 70 audit of Mellon's internal controls and procedures relating to the Services provided to the Fund that have been converted onto Mellon's fund accounting platform from November 1, 2007 until December 31, 2007. For the Fund that has been converted onto Mellon's fund accounting platform during the period from November 1, 2007 until December 31, 2007, Mellon shall provide the Fund (together with its chief compliance officer or its designated representative) with a copy of the report resulting from such Type I SAS 70 audit no later than 45 days after December 31, 2007. For the six month period ending on June 30 of each year and the twelve month period ending on December 31 of each year commencing in 2008, Mellon shall cause its auditors to perform a Type II SAS 70 audit of Mellon's internal controls and procedures relating to the Services provided to the Fund that have been converted onto Mellon's fund accounting platform prior to the end of the applicable audit period. For the Fund that has been converted onto Mellon's fund accounting platform prior to the end of the applicable audit period, Mellon shall provide the Fund (together with its chief compliance officer or its designated representative) with a copy of the report resulting from such Type II SAS 70 audit no later than 45 days after the end of the applicable audit period. All SAS 70 audit reports shall be treated as Confidential Information.

   13. Notices

   Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

   If to Mellon:

       Mellon Bank, N.A.
       135 Santilli Highway, AIM 026-0026
       Everett, MA 02149-1950

       Attention: Christopher P. Healy, First Vice President

       Telephone: (617) 382-2671
       Facsimile: (617) 382-2706

   With a copy to:

       Mellon Bank, N.A.
       135 Santilli Highway, AIM 026-0011
       Everett, MA 02149-1950

       Attention: John W. Valentine, Esq., First Vice President and Senior
       Counsel

       Telephone: (617) 382-2072
       Facsimile: (617) 382-2726

       The Bank of New York Mellon Corporation
       One Mellon Center
       500 Grant Street, 19th Floor
       Pittsburgh, Pennsylvania 15258

       Attention: Leonard R. Heinz, Esq., Senior Vice President and Associate General Counsel

       Telephone: (412) 234-1508
       Facsimile: (412) 234-8417

   If to the Fund:

       Lincoln Variable Insurance Products Trust
       1300 S. Clinton Street
       Fort Wayne, IN 46802
       Attention: Chief Accounting Officer

       Telephone: (260) 455-2330
       Facsimile: (260) 455-1939

   With a copy to:

       Lincoln Variable Insurance Products Trust
       1300 S. Clinton Street
       Fort Wayne, IN 46802
       Attention: Secretary

       Telephone: (260) 455-3404
       Facsimile: (260) 455-5135

   14. Authorized Persons and Instructions

   A. The Fund shall deliver to Mellon a list of the names, titles and signatures of all persons who are authorized to act on behalf of the Fund to issue instructions to Mellon ("Authorized Persons" and "Instructions"), including any limits on the scope of authority of any Authorized Persons. Fund trustees, directors and officers shall be presumptively considered Authorized Persons unless the Fund notifies Mellon to the contrary. The Fund shall promptly notify Mellon of any changes to or limitations on the rights, powers and duties of any Authorized Person, but in the absence of receiving such notice, Mellon shall be entitled to deal with any Authorized Person and to act and rely upon any Instructions reasonably believed to be from such Authorized Person.

   B. An Instruction means a writing signed or initialed by one or more Authorized Person. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed Instructions if Mellon reasonably believes them to have been given by an Authorized Person, and the oral instructions are promptly confirmed in writing.

   15. Advice, Reliance and Instructions

   A. Mellon may apply to the Fund at any time for Instructions and may consult with Mellon's or the Fund's counsel, Independent Accountant and other experts with respect to any matter arising in connection with the Services performed by Mellon, and Mellon shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such Instructions or on the advice of such counsel, Independent Accountant or other experts. To the extent possible, Mellon shall notify the Fund at any time Mellon believes it needs advice of the Fund's counsel, Independent Accountant or experts with regard to Mellon's responsibilities and duties pursuant to this Agreement. If Mellon wishes to seek and rely on legal advice from counsel that is neither the Fund's counsel nor counsel in the regular employ of Mellon or its affiliated companies, and Mellon seeks to be reimbursed for such counsel fees, then Mellon must notify and seek prior approval of such affected Fund, which shall not be unreasonably withheld. Mellon shall in no event be liable to the Fund or any Fund shareholder or beneficial owner for any action reasonably taken or omitted pursuant to such advice.

   B. Mellon may rely conclusively upon the terms of a Registration Statement, the minutes of Fund board meetings and any other Fund document Mellon reasonably believes to be genuine unless and until Mellon receives Instructions to the contrary.

   C. Subject to the instructions of an Authorized Person, Mellon may provide information pertaining to the Fund's portfolio holdings to entities designated by such Authorized Person.

   D. The Fund understands and acknowledges that the Services are intended to assist the Fund and its board in their obligations to price and monitor pricing of the Fund's portfolio securities, but Mellon does not assume responsibility for the accuracy or appropriateness of pricing information received from the Fund or other non-Mellon entities or pricing methodologies, including any fair value pricing information or adjustment factors. The Fund further understands and acknowledges that it retains overall responsibility to: (i) adopt policies and procedures to monitor for circumstances that may necessitate the use of fair value prices; (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security;
(iii) determine a methodology or methodologies by which the Fund determines the current fair value of portfolio securities; (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments; and (v) promptly communicate the foregoing in writing to Mellon pursuant to Section 14.

   E. The Fund authorizes Mellon to communicate, as required, with the Fund's service providers, brokers, futures commission merchants, Independent Accountant and/or other authorized agents and related parties of any of them to obtain the information Mellon needs to perform the Services. In that regard, Mellon agrees to cooperate with the Fund's Independent Accountant, to reasonably support the Independent Accountant's engagement with the Fund, and to provide the Independent Accountant reasonable access to the Records. Mellon also agrees to provide periodic sub-certifications to the Fund's chief compliance officer and certifying principal executive and financial officers relating to the Services Mellon performs, based on a form of sub-certification that Mellon and the Fund reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

   16. Compliance with Law

   A. In performing the Services, Mellon shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities. However, unless specifically identified in the Services, nothing expressly or implicitly contained in this Agreement is intended or shall be interpreted to confer upon Mellon a duty to ensure that the Fund is acting in compliance with any applicable laws. Except for the obligations of Mellon set forth in Schedule B, the Fund assumes full responsibility for the preparation, contents and distribution of the Fund's Registration Statement and compliance with applicable laws, including the requirements of the 1933 Act and the 1940 Act, and governmental authorities having jurisdiction.

   B. Mellon shall use its commercially reasonable efforts to make its employees who are responsible for providing the Services ("Relevant Employees") available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services ("Governmental Authorities") as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Fund or any of its affiliates or as may be requested by the Fund to be made available to such Governmental Authorities. To the extent legally permitted, Mellon shall promptly notify the affected Fund of any request by any Governmental Authorities for any Relevant Employees (except when the request for access to Relevant Employees was made by the Fund). The affected Fund shall cooperate, and shall use its commercially reasonable efforts to cause each of its affiliates and service providers to cooperate, with Mellon in complying with any notice, order, subpoena or request of any Governmental Authority. Except as provided in Sections 8 and 9, Mellon shall have no liability to the Fund or any third party for any claims, obligations, penalties or fines which may arise out of or in relation to Mellon's compliance with this provision. In accordance with Section 2.C.(vi), the affected Fund shall reimburse Mellon in connection with providing such access. Nothing contained in this paragraph shall require Mellon to disclose any proprietary or confidential information of Mellon or its other customers and clients.

   17. Governing Law and Jurisdiction

   This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

   18. Services Not Exclusive

   A. Mellon's Services are not exclusive to the Fund and Mellon shall be free to render similar services to others.

   B. Mellon shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement. Mellon shall have the sole and exclusive right to supervise, manage, control and direct its performance of the Services, except that Mellon may be subject to performance standards and measurements for performing the Services.

   C. In performing the Services, Mellon is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established between Mellon and any other person, including without limitation the custodian and Fund shareholders.

   19. Force Majeure and Uncontrollable Events

   Mellon shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund's reasonable request, Mellon shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any other provision of this Agreement, Mellon assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by "Force Majeure Events." "Force Majeure Events" are events beyond the reasonable control of Mellon, its agents and its Subcontractors (other than Subcontractors engaged by Mellon at the instruction of the Fund). In the event of Force Majeure Events, or any disaster that causes a business interruption, Mellon shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

   20. Severability

   If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties' rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

   21. Survivability

   The following provisions shall survive beyond the expiration and termination of this Agreement:

   . all compensation provisions, including Section 2 Compensation and Expenses, Section 3 regarding termination fees, costs and expenses, and Schedule C;

   .   Section 4. Amendments, Assignment and Delegation;

   .   Section 6. Representations and Warranties of the Fund;

   .   Section 7. Representations and Warranties of Mellon;

   .   Section 9. Indemnification and Limitation of Liability;

   . Section 10. Books and Records, Disclosure, Retention, and Rights of Ownership;

   .   Section 11. Confidential Information;

   .   Section 14. Authorized Persons and Instructions;

   .   Section 19. Force Majeure and Uncontrollable Events; and

   .   Section 20. Severability.

   22. Contract Terms To Be Exclusive

   This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter. As noted in
Section 1.B., Mellon and the Fund may enter into Service Level Documents or other interpretive documents in connection with this Agreement. Any such Service Level Documents or interpretive agreements may be in writing and signed by all parties, but shall not be deemed to be an amendment to this Agreement, and because the intent of such agreements is to generally facilitate operations in a flexible manner, the breach of any such agreement shall not necessarily constitute a breach of this Agreement, and the parties shall be free to change the terms of such agreements as provided therein.

   23. Waiver

   A party's waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party's failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

   24. Counterparts and Reproduction of Documents

   This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

   25. Miscellaneous

   Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LINCOLN VARIABLE INSURANCE                MELLON BANK, N.A.
PRODUCTS TRUST, on behalf of its
Portfolios

By: /s/ William P. Flory, Jr.             By: /s/ Christopher P. Healy
    ------------------------------------      ---------------------------------
Name: William P. Flory, Jr.               Name: Christopher P. Healy
Title: Second Vice President & Chief      Title: First Vice President
Accounting Officer
Date: 9/28/2007                           Date: October 1, 2007

                               SCHEDULE A TO THE
             FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES
                               AGREEMENT BETWEEN
       MELLON BANK, N.A. AND LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,
                             Dated October 1, 2007

The following Fund and its Portfolios and share classes are covered by, and made parties to, the Agreement as of the dates so indicated:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust

       SEC Registration No. 811-08090 (1940 Act)
                       033-70742 (1933 Act)

                                                                                       Taxpayer
                                                         Date added to              Identification
Name of Portfolio and any Share Classes                  the Agreement CUSIP      Number (Portfolio)
---------------------------------------                  ------------- ------     ------------------
LVIP Baron Growth Opportunities Fund                       10/1/2007                  20-8590779
  Service Class                                                        534898 408
  Standard Class                                                       534898 309
LVIP Capital Growth Fund                                   10/1/2007                  02-0455044
  Service Class                                                        534898 846
  Standard Class                                                       474903 705
LVIP Cohen & Steers Global Real Estate Fund                10/1/2007                  20-8630982
  Service Class                                                        534898 200
  Standard Class                                                       534898 101
LVIP Delaware Bond Fund                                    10/1/2007                  35-1524285
  Service Class                                                        53500#118
  Standard Class                                                       53404@109
LVIP Delaware Growth and Income Fund                       10/1/2007                  35-1524383
  Service Class                                                        53500#159
  Standard Class                                                       53406#105
LVIP Delaware Managed Fund                                 10/1/2007                  35-1559413
  Service Class                                                        53500#175
  Standard Class                                                       53406@107
LVIP Delaware Social Awareness Fund                        10/1/2007                  52-1494156
  Service Class                                                        53500#209
  Standard Class                                                       53407@106
LVIP Delaware Special Opportunities Fund                   10/1/2007                  35-1524384
  Service Class                                                        53500#191
  Standard Class                                                       53407*108

                                                                                       Taxpayer
                                                         Date added to              Identification
Name of Portfolio and any Share Classes                  the Agreement   CUSIP    Number (Portfolio)
---------------------------------------                  ------------- ---------- ------------------
LVIP FI Equity-Income Fund                                 10/1/2007                  52-1835647
  Service Class                                                        53500#134
  Standard Class                                                       53405*100
LVIP Janus Capital Appreciation Fund                       10/1/2007                  52-1835645
  Service Class                                                        53500#126
  Standard Class                                                       53405#106
LVIP Marsico International Growth Fund                     10/1/2007                  02-0495076
  Service Class                                                        534898 838
  Standard Class                                                       474903 200
LVIP MFS Value Fund                                        10/1/2007                  02-0455048
  Service Class                                                        534898 820
  Standard Class                                                       474903 408
LVIP Mid-Cap Growth Fund                                   10/1/2007                  02-0524596
  Service Class                                                        534898 812
  Standard Class                                                       474903 846
LVIP Mid-Cap Value Fund                                    10/1/2007                  02-0524595
  Service Class                                                        534898 796
  Standard Class                                                       474903 838
LVIP Mondrian International Value Fund                     10/1/2007                  35-1793284
  Service Class                                                        53500#167
  Standard Class                                                       53406*109
LVIP Money Market Fund                                     10/1/2007                  35-1524280
  Service Class                                                        53500#183
  Standard Class                                                       53407#104
LVIP S&P 500 Index Fund                                    10/1/2007                  02-0516164
  Service Class                                                        534898 747
  Standard Class                                                       474903 853
LVIP Small-Cap Index Fund                                  10/1/2007                  02-0415698
  Service Class                                                        534898 788
  Standard Class                                                       474903 101
LVIP T. Rowe Price Growth Stock Fund                       10/1/2007                  02-0479703
  Service Class                                                        534898 770
  Standard Class                                                       474903 507
LVIP T. Rowe Price Structured Mid-Cap Growth Fund          10/1/2007                  52-1835648
  Service Class                                                        53500#100
  Standard Class                                                       53404#107
LVIP Templeton Growth Fund                                 10/1/2007                  02-0415697
  Service Class                                                        534898 762
  Standard Class                                                       474903 309
LVIP UBS Global Asset Allocation Fund                      10/1/2007                  35-1710518
  Service Class                                                        53500#142
  Standard Class                                                       53405@108

                                                                                      Taxpayer
                                                         Date added to             Identification
Name of Portfolio and any Share Classes                  the Agreement   CUSIP   Number (Portfolio)
---------------------------------------                  ------------- --------- ------------------
LVIP Value Opportunities Fund                              10/1/2007                 02-0524594
  Service Class                                                        534898754
  Standard Class                                                       474903820
LVIP Wilshire Aggressive Profile Fund                      10/1/2007                 20-2717912
  Service Class                                                        53500#340
  Standard Class                                                       53500#332
LVIP Wilshire Conservative Profile Fund                    10/1/2007                 20-2717959
  Service Class                                                        53500#308
  Standard Class                                                       53500#290
LVIP Wilshire Moderate Profile Fund                        10/1/2007                 20-2718024
  Service Class                                                        53500#282
  Standard Class                                                       53500#274
LVIP Wilshire Moderately Aggressive Profile Fund           10/1/2007                 20-2718072
  Service Class                                                        53500#324
  Standard Class                                                       53500#316
LVIP Wilshire 2010 Profile Fund                            10/1/2007                 20-5631069
  Service Class                                                        534898606
  Standard Class                                                       534898507
LVIP Wilshire 2020 Profile Fund                            10/1/2007                 20-8631171
  Service Class                                                        534898804
  Standard Class                                                       534898705
LVIP Wilshire 2030 Profile Fund                            10/1/2007                 20-8631258
  Service Class                                                        534898879
  Standard Class                                                       534898887
LVIP Wilshire 2040 Profile Fund                            10/1/2007                 20-8631329
  Service Class                                                        534898853
  Standard Class                                                       534898861

LINCOLN VARIABLE INSURANCE                MELLON BANK, N.A.
PRODUCTS TRUST, on behalf of its
Portfolios

By: /s/ William P. Flory, Jr.             By: /s/ Christopher P. Healy
    ------------------------------------      ---------------------------------
Name: William P. Flory, Jr.               Name: Christopher P. Healy
Title: Second Vice President & Chief      Title: First Vice President
Accounting Officer
Date: 9/28/2007                           Date: October 1, 2007

                               SCHEDULE B TO THE
    FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT BETWEEN
       MELLON BANK, N.A. AND LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,
                             Dated October 1, 2007

             FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES

Mellon shall perform for the Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

In accordance with the 1940 Act, the Fund's pricing policies and procedures delivered to Mellon, and the Fund's prospectus and statement of additional information, and subject to the existence of authorized licensing arrangements and Instructions, Mellon will perform the following pricing and valuation services:

1. Perform the necessary functions to calculate daily the net asset value per share ("NAV") for each share class of each Portfolio of the Fund.

2. Calculate the value of the assets of each Portfolio by obtaining securities prices and readily available market quotations from independent pricing sources, subject to any adjustments by the fair valuation information vendors, in each case using a source/vendor approved by the Fund and listed in Schedule D. If market quotations for portfolio securities are not readily available, notify the Fund and obtain prices from authorized broker sources and/or use fair values as determined in good faith by the Fund's board of directors/trustees, which includes, but is not limited to, using values determined by the Fund's pricing policies and procedures and values approved by the Fund's Valuation/Pricing Committee.

3. Assist in resolving pricing discrepancies and implement mutually agreed upon price variance thresholds and notification processes.

4. In accordance with the Fund's NAV error correction policies provided to Mellon, notify the Fund promptly upon discovery of NAV errors of a Portfolio and initiate correction processes.

B. Calculation and Payment of Expenses

1. Based upon information provided by one of the Fund's Authorized Persons to Mellon, calculate asset-based fees and submit to the Fund
   Treasurer/Principal Financial Officer for approval, and instruct the custodian to wire fee payments to the service providers.

2. Accrue expense waivers based on Instructions and provide reporting of accruals of expense waivers.

3. Accrue and allocate fee payments to directors/trustees and other officers of the Fund paid directly by the Fund according to Instructions and on a monthly basis forward cash to the Fund's Authorized Persons in the amount necessary to make such payments to the directors/trustees and other officers of the Fund.

4. Prepare expense reports, liabilities analysis and budgets for each Portfolio of the Fund for review and approval by the Fund Treasurer/Principal Financial Officer, including maintaining detailed records pertaining to expense accruals and payments, adjusting reports to reflect accrual adjustments, and monitoring all Fund expenses.

5. Forward any invoices payable by the Fund to the Fund's Authorized Persons for review and approval. Effective as of October 1, 2008, pay any invoices approved by the Fund's Authorized Person for payment on behalf of the Fund. (Prior to October 1, 2008, Delaware Service Company, Inc. or The Lincoln National Life Insurance Company will pay such invoices.) Allocate such invoices among the Portfolios in accordance with pre-established instructions from the Fund's Authorized Persons. Record the payment of invoices on the Fund's books.

6. Provide to the Fund a monthly summary of disbursements.

C. Financial Reporting

1. Prepare agreed upon financial reporting information for the Fund and/or each
   Portfolio: (i) for proxy/information statements, registration statements (including prospectuses, statements of additional information, and business combination/exchange offers under Form N-14), Section 19 notices, periodic shareholder reports (both semi-annual and annual reports), Form N-CSRs, Form N-Qs, Form N-SARs and such other communications required or otherwise sent to investors and/or filed with regulatory agencies; (ii) to the Investment Company Institute; (iii) to statistical reporting and rating agencies; and
   (iv) regarding a closed-end Fund's issuance of preferred stock and commercial paper, if any. Additionally, review and provide comments to the Fund or a Fund Agent to allow for completion of such reports in accordance with defined timelines.

2. Prepare other reports, notices or financial documents in accordance with generally accepted accounting principles, as required by federal, state and other applicable laws and regulations, in each case as the parties may agree upon from time to time.

3. Assist in preparing financial information relating to a closed-end Fund's earnings press release, if any.

4. Provide financial information needed for the offer letter to assist with buyback and tender offers for a closed-end Fund, if any.

5. Provide 1940 Act Rule 2a-7 amortized cost monitoring (mark-to-market) reports for a money market Portfolio with such frequency as is agreed upon by parties, or as may be required by Rule 2a-7 and the Fund's policies and procedures.

6. Prepare and provide such detailed financial reports as may be necessary for the Fund's board of directors'/trustees' reporting process and as the parties may agree upon from time to time.

7. Provide sub-certifications in an agreed-upon form to the Fund's chief compliance officer and certifying principal executive and financial officers with respect to the generation of financial statements and other financial reporting performed by Mellon.

D. Portfolio Securities Transactions

Based on information that is provided to Mellon by the Fund, its investment adviser, and the Fund's Authorized Persons, Mellon will perform the following functions:

1. Maintain records of investment, capital share, and income and expense activities for each Portfolio by: (i) recording purchases and sales of investments; (ii) recording corporate actions and capital changes relating to investments; (iii) accruing interest, dividends and expenses on investments; and (iv) maintaining the historical tax lots and income history for investments.

2. In instances where Mellon is the custodian of the affected portfolio securities, notify, as directed, the applicable investment adviser (or, if applicable, sub-adviser) with respect to mandatory and voluntary corporate actions. The Fund's elections (on actions where elections and options exist) on voluntary corporate actions must be communicated to Mellon by one of the Fund's Authorized Persons on the deadline date stated on the corporate actions notice, allowing a reasonable amount of time before the stated deadline for Mellon to input the election on the fund accounting system and notify the custodian (as applicable). Mellon will use commercially reasonable efforts to respond on behalf of the Fund if a response is received by Mellon after the deadline date.

3. In instances where Mellon is not the custodian of the affected portfolio securities, Mellon will notify, as directed, the applicable investment adviser (or, if applicable, sub-adviser) with respect to mandatory and voluntary corporate actions upon Mellon's receipt of the corporate action information. In addition, where Mellon receives mandatory and voluntary corporate action information in its capacity as portfolio accountant for other clients on the same accounting platform, Mellon agrees to use commercially reasonable efforts to identify actions applicable to the Fund's portfolio securities. However, Mellon assumes no liability for failing to identify and provide notice of such actions with respect to a portfolio security when Mellon does not separately receive notice from the custodian for such portfolio of securities. The Fund's elections (on actions where elections and options exist) on voluntary corporate actions must be communicated to Mellon by one of the Fund's Authorized Persons on a date established by Mellon sufficiently in advance of the deadline date stated on the custodian's corporate actions notice to permit Mellon to input the election on the fund accounting system and notify the custodian by its stated deadline. Mellon will use commercially reasonable efforts to respond on behalf of the Fund if a response is received by Mellon after a deadline date.

4. Book corporate action activity upon timely receipt of information and Instructions from one of the Fund's Authorized Persons.

5. Receive, update and process daily trade files from the Fund investment adviser's order management system.

6. Based on Instructions from one of the Fund's Authorized Persons or the Fund Treasurer/Principal Financial Officer, implement tax lot relief methodology.

7. Based on Instructions from an Authorized Person file proof of claim notices with respect to class actions involving the portfolio securities of the Portfolios.

E. Dividends & Distributions

Subject to review and approval of the Fund's Treasurer/Principal Financial Officer, Mellon will perform the following functions:

1. Provide the Fund's transfer agent, dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan, if any.

2. Calculate income projections and provide such projections to the Fund for completion of the Section 19(a) notices and respond to any questions or issues raised by such projections.

3. Periodically calculate and report each Portfolio's "investment company taxable income," "net capital gain" distributions, and realized and unrealized capital gains, and calculate amount of distribution to avoid application of excise tax, in accordance with IRS Subchapter M requirements and the Portfolio's distribution policies as disclosed in the Portfolio's prospectus and established by resolution of the Fund's board of directors/trustees.

F. Reconciliation and Cash Management

1. Reconcile trade tickets and fund holdings list with investment adviser records on a daily basis.

2. Reconcile the cash and portfolio investments of the Portfolio with the records of the Fund's custodian, and provide corresponding reconciliation reports to the Fund and Fund Agents.

3. Calculate and provide cash projections daily for each Portfolio of the Fund based on estimates of portfolio security transactions (including projected income and dividend receipts), shareholder transactions, and Fund distributions/reinvestments.

4. Calculate and provide daily the cash available for each Portfolio of the Fund.

5. In coordination with the Fund's investment adviser, allocate trades among the Portfolios with respect to master repurchase agreement investments and other short-term investments.

G. Shareholder Activity

1. Record and reconcile daily shareholder activity, including: (i) recording subscriptions, redemptions, and dividend reinvestments; (ii) reconciling settlements of shareholder activity; and (iii) recording Portfolio shares outstanding to the records maintained by each Portfolio's transfer agent and communicate exceptions to transfer agent which is responsible for researching exceptions.

2. Provide financial and pricing information to support transfer of portfolio securities in connection with shareholder transfer-in-kind (purchase and redemption) transactions.

3. Support the estimation/price protection process and other "post-nightly" and "as of" shareholder recording processes, including but not limited to, defined contribution clearance and settlement and same day cash.

H. Fund Performance Information

1. Calculate each Portfolio's performance, including calculations of yield, total return, expense ratio, portfolio turnover rate and dollar-weighted average maturity, as applicable, in accordance with standardized SEC reporting requirements, and provide to the Fund. Calculate and provide such additional performance information as may be reasonably requested by the Fund or the Fund's Authorized Persons.

I. Audit Support

1. Provide timely assistance with audit requests from the Fund, its internal auditors, its Independent Accountants, and regulatory agencies. Respond to inquiries from other Fund Agents regarding Mellon's processes and interface with the Fund Agents to support annual SAS 70 audits of the Fund Agents.

2. Prepare work papers for the Fund's annual audit by the Fund's Independent Accountants, and coordinate the annual audit by the Fund's Independent Accountants.

3. Provide results of Mellon's semi-annual SAS 70 audits.

J. Tax Reporting

1. Provide the financial information necessary for the Fund's preparation of its federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions, and compliance with Subchapter M and
   Section 4982 of the Internal Revenue Code of 1986 (the "Code"). Provide completed Internal Revenue Service forms for the Fund, such as Form 1120-RIC, necessary to file tax returns in accordance with filing deadlines and maintain copies of all tax returns and related workpapers.

2. Provide financial data regarding portfolio investments to the Fund's transfer agent to support the production of Form 1099s and similar shareholder tax reporting.

K. Compliance Monitoring

1. Establish and maintain, and provide summaries of, internal operating policies and procedures to support the performance of the Services by Mellon.

2. Conduct testing of each Portfolio for compliance with the Code's requirements to qualify as a regulated investment company, including but not limited to: (i) quarterly diversification requirements; (ii) annual income qualification test; and (iii) annual distribution requirements (including avoiding application of excise taxes). Provide the results to the Fund's chief compliance officer.

L. Data Feeds

Subject to the existence of authorized licensing arrangements and Instructions, Mellon will perform the following functions:

1. Disseminate each Portfolio's NAV, dividend and portfolio data to Fund Agents and Fund-authorized third parties (including, if a closed-end fund, the stock exchange on which the Fund is listed) and maintain quality controls necessary to ensure accuracy of the data.

2. Provide holdings information to the Fund's proxy voting agent on a monthly basis in support of Form N-PX preparation and filing requirements.

3. Provide month-end data feeds at the end of the 1/st/ business day of the new month and subsequent month-end feeds as data changes in the month-end area.

4. Provide daily data feeds inclusive of that day's trading activity to the Fund.

5. Provide the necessary data feeds to retirement systems (mainframe).

6. Provide the capability to re-transmit data feeds for past periods.

7. Provide to Bloomberg price/cash file daily.

8. Provide the data necessary for the Fund's internet/intranet applications and maintain the subject matter expertise and quality controls required to ensure data accuracy.

9. Provide the release management plan (software development lifecycle process), release cycle and prior notification of any changes that affect the data feeds.

M. Business Continuity

1. Provide summaries of Mellon's disaster recovery plan for business continuity, together with summaries of any disaster recovery testing and results, with respect to those functions performed by Mellon, except that Mellon is not responsible for disaster recovery plans for business continuity with respect to any underlying system upon which Mellon relies and Mellon neither operates nor controls. Conduct and participate in pre-defined disaster recovery testing as reasonably requested.

N. Performance of Services by Mellon

1. Monitor Mellon's performance and provide a monthly performance monitoring report against mutually agreed upon metrics.

2. Develop and implement corrective action plans in the event of service requirement defaults.

O. Relationship Management

1. Provide client service support to the Fund, including access to day-to-day points of contact and to points of escalation as necessary.

2. At a minimum, conduct semi-annual meetings with Fund management to discuss trends, technology and strategic direction.

3. Conduct an annual meeting with Fund management to discuss the Services provided, system functionality and documentation of policies and procedures.

P. Books and Records

1. Maintain the general ledger and other accounts, books and financial records of the Fund, as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the Services.

2. Comply with SEC and 1940 Act rules and regulations regarding record retention and maintenance of records on- and off-site as required.

3. Provide the Fund's investment adviser with view and query access to the accounting systems.

4. Assist with the set-up of new Fund accounts and the maintenance and termination of existing Fund accounts.

Q. Other

1. Provide financial administration and fund accounting support for projects and processes as needed and/or required. Examples include establishment of new registrants, series and/or classes; Fund and/or Portfolio mergers, liquidations, conversions and proxy statements; insurance policy renewals; and issues relating to the application of fees and expenses waivers. In the event that completion of a project or process necessitates Mellon to expend extraordinary expenses, both parties will negotiate in good faith to compensate Mellon for all or a portion of these expenses while taking into consideration other relevant factors such as cost sharing with other Mellon clients and future revenue projections from such projects or processes.

2. Provide operational and financial reporting support to the Fund and each Portfolio in connection with its credit facilities.

3. As applicable, support the Fund's transfer agent with respect to dividend re-purchase processing and communication with omnibus dealers.

                     [This space intentionally left blank]

LINCOLN VARIABLE INSURANCE                MELLON BANK, N.A.
PRODUCTS TRUST, on behalf of its
Portfolios

By: /s/ William P. Flory, Jr.             By: /s/ Christopher P. Healy
    ------------------------------------      ---------------------------------
Name: William P. Flory, Jr.               Name: Christopher P. Healy
Title: Second Vice President & Chief      Title: First Vice President
Accounting Officer
Date: 9/28/2007                           Date: October 1, 2007

                               SCHEDULE C TO THE
             FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES
                               AGREEMENT BETWEEN
        MELLON BANK, N.A. AND LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                             Dated October 1, 2007

Annual Fees

The Fund shall pay to Mellon the following Annual Fees (which are based on the aggregate average daily net assets of the Fund):

Average Daily Net Assets                                     Annual Fees
------------------------                                     -----------
First $15 billion of average daily net assets...............    .035%
Next $5 billion of average daily net assets.................    .0325%
Next $5 billion of average daily net assets.................    .030%
Next $5 billion of average daily net assets.................    .025%
Over $30 billion of average daily net assets................    .020%

Notwithstanding the foregoing, the annual fees for a Profile Fund or any Portfolio operated in the same manner as a Profile Fund (e.g., a Fund of Funds) shall be $47,000.

Any Minimums

The Annual Fees shall be subject to the following minimums:

Year                                                     Minimum Annual Fees
----                                                     -------------------
1.......................................................     $3,000,000
2.......................................................     $2,700,000
3.......................................................     $2,300,000
4.......................................................     $2,300,000
5.......................................................     $2,300,000

For the avoidance of doubt, the annual fees for a Profile Fund or any Portfolio operated in the same manner as a Profile Fund shall be included in the calculation to determine whether the Fund has met these minimums.

The parties acknowledge and agree that, upon the occurrence of a significant change in the number of Funds or Portfolios during the Initial Term, they will discuss in good faith a possible adjustment to these minimums; provided, however, that no party shall be obligated to agree to any such adjustment.

LINCOLN VARIABLE INSURANCE              MELLON BANK, N.A.
PRODUCTS TRUST, on behalf of its
Portfolios

By: /s/ William P. Flory, Jr.           By: /s/ Christopher P. Healy
    ----------------------------------      ---------------------------------
Name: William P. Flory, Jr.             Name: Christopher P. Healy
Title: Second Vice President & Chief    Title: First Vice President
Accounting Officer
Date: 9/28/2007                         Date: October 1, 2007

                               SCHEDULE D TO THE
    FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT BETWEEN
       MELLON BANK, N.A. AND LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,
                             Dated October 1, 2007

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor                           Types of Securities
--------------                           -------------------
Interactive Data                         Equities (US and Foreign), Taxable
                                         Bonds, Non Taxable Bonds, CDS
Standard & Poor's (including JJ Kenny)   Non Taxable Bonds, Taxable Bonds
Bloomberg                                Equities, Bonds, Futures, Options
Reuters                                  Exchange Rates, Equities, Taxable
                                         Bonds
Markit Data (via Interactive Data)       CDS and CDX Swap pricing (this is
                                         either direct or via IDC)

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor                           Types of Securities
--------------                           -------------------
Interactive Data Fair Value Service      Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

Name of Vendor                           Type of Service
--------------                           ---------------
GICS                                     Security Classifications
Xcitek                                   Corporate Actions Notifications
S&P - CUSIP                              CUSIP Database
Securities Class Action Services LLC     Class Action Notification
LSE - SEDOL License                      SEDOL Database
Thomson Financial                        Municipal Floating Rates

LINCOLN VARIABLE INSURANCE                MELLON BANK, N.A.
PRODUCTS TRUST, on behalf of its
Portfolios

By: /s/ William P. Flory, Jr.             By: /s/ Christopher P. Healy
    ------------------------------------      ---------------------------------
Name: William P. Flory, Jr.               Name: Christopher P. Healy
Title: Second Vice President & Chief      Title: First Vice President
Accounting Officer
Date: 9/28/2007                           Date: October 1, 2007

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